Royal Bank of Canada Market Linked Securities Filed Pursuant to Rule 433 Registration No. 333-259205

Market Linked Securities – Upside Participation with Contingent Minimum Return and Contingent
Downside Principal at Risk Securities Linked to the EURO STOXX® Banks Index due March 3, 2025
Term Sheet to Preliminary Pricing Supplement No. WFC175 dated February 16, 2022

Summary of terms
Issuer	Royal Bank of Canada
Term	Approximately 3 years
Index	EURO STOXX® Banks Index
Pricing Date	February 28, 2022*
Original Issue Date	March 3, 2022*
Principal Amount	$1,000 per security (each security will be offered at an initial public offering price of $1,000)
Payment at Maturity	See “How the maturity payment amount is calculated” on page 3
Maturity Date	March 3, 2025*
Initial Index Level	The closing level of the Index on the pricing date
Final Index Level	The closing level of the Index on the valuation date
Contingent Minimum Return	At least 35% of the principal amount, or $350 per security (to be determined on the pricing date)
Threshold Level	70.00% of the Initial Index Level
Participation Rate	100%
Valuation Date	February 24, 2025
Calculation Agent	RBC Capital Markets, LLC, a wholly-owned subsidiary of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Underwriting Discount and Commission
Up to 2.675%, of which dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 2.00% and WFA will receive a distribution expense fee of 0.075%.
In respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC, may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP	78016FE83
*To the extent that the issuer makes any change to the expected pricing date or expected original issue date, the valuation date and maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.
Investment description
•	Linked to the EURO STOXX® Banks Index.
•
Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity.  Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the initial public offering price of the securities, depending on the performance of the Index from its Initial Index Level to its Final Index Level.

The payment at maturity will reflect the following terms:
o If the level of the Index stays unchanged or increases:
You will receive the initial public offering price plus the greater of (i) the Contingent Minimum Return and (ii) the product of $1,000 and the percentage increase of the Index
o If the level of the Index decreases but the decrease is not more than 30.00%:
You will be repaid the initial public offering price
o If the level of the Index decreases by more than 30.00%:
You will have full downside exposure to the decrease in the level of the Index from the Initial Index Level to the Final Index Level, and you will lose more than 30%, and possibly all, of the initial public offering price.
•	Investors may lose more than 30%, and up to 100%, of the initial public offering price
•
All payments on the securities are subject to the credit risk of Royal Bank of Canada, and you will have no ability to pursue the issuer of any securities represented by the Index for payment; if Royal Bank of Canada defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity
The issuer’s initial estimated value of the securities as of the pricing date is expected to be between $903.50 and $953.50 per $1,000 in principal amount, and will be less than the public offering price.  The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date.  The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” in the accompanying preliminary pricing supplement for further information.

The securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act. The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and prospectus supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

Hypothetical payout profile
The profile to the right is based on a hypothetical Contingent Minimum Return of 35.00% of the principal amount, or $350.00 per security (the lowest Contingent Minimum Return set forth on the cover page of this document), the participation rate of 100% and a Threshold Level equal to 70.00% of the Initial Index Level.
This graph has been prepared for purposes of illustration only.  Your actual return will depend on the actual Final Index Level, the actual Contingent Minimum Return, and whether you hold your securities to maturity.

Hypothetical returns
Hypothetical Final Index Level		Percentage Change from the Hypothetical Initial Index Level to the Hypothetical Final Index Level	Hypothetical Maturity Payment Amount per Security		Hypothetical Pre-Tax Total Rate of Return on the Securities
0.00		-100.00%	$0.00		-100.00%
10.00		-90.00%	$100.00		-90.00%
20.00		-80.00%	$200.00		-80.00%
30.00		-70.00%	$300.00		-70.00%
40.00		-60.00%	$400.00		-60.00%
50.00		-50.00%	$500.00		-50.00%
60.00		-40.00%	$600.00		-40.00%
70.00	(1)	-30.00%	$1,000.00		0.00%
80.00		-20.00%	$1,000.00		0.00%
85.00		-15.00%	$1,000.00		0.00%
90.00		-10.00%	$1,000.00		0.00%
95.00		-5.00%	$1,000.00		0.00%
100.00	(2)	0.00%	$1,350.00	(3)	35.00%
110.00		10.00%	$1,350.00		35.00%
120.00		20.00%	$1,350.00		35.00%
130.00		30.00%	$1,350.00		35.00%
135.00		35.00%	$1,350.00		35.00%
140.00		40.00%	$1,400.00		40.00%
150.00		50.00%	$1,500.00		50.00%
160.00		60.00%	$1,600.00		60.00%
170.00		70.00%	$1,700.00		70.00%
180.00		80.00%	$1,800.00		80.00%
190.00		90.00%	$1,900.00		90.00%
200.00		100.00%	$2,000.00		100.00%

(1)	This is the hypothetical Threshold Level.
(2)	This is the hypothetical Initial Index Level.
(3)
This is the sum of the principal amount plus the hypothetical Contingent Minimum Return of $350.00 (which is the lowest Contingent Minimum Return set forth on the cover page; the actual Contingent Minimum Return will be determined on the Pricing Date).

How the maturity payment amount is calculated
The maturity payment amount will be determined as follows:
•	If the Final Index Level is greater than or equal to the Initial Index Level, the maturity payment amount per security will equal the greater of:
(i)	$1,000 plus the Contingent Minimum Return and
(ii)	$1,000 plus
•	If the Final Index Level is less than the Initial Index Level but greater than or equal to the Threshold Level, the maturity payment amount per security will equal the issue price of $1,000.00
•	If the Final Index Level is less than the Threshold Level, the maturity payment amount per security will equal:
$1,000 -
In such a case, you will have full downside exposure to the decrease in the level of the Index, and you will lose 1% of the principal amount for each 1% that the Final Index Level is less than the Initial Index Level. Accordingly, if the Final Index Level is less than the Threshold Level, you will lose more than 30%, and up to 100%, of your principal.

Daily closing levels of the Index*
*The graph above sets forth the daily closing levels of the Index for the period from January 1, 2017 to February 14, 2022. The closing level on February 14, 2022 was 110.42.  The historical performance of the Index is not an indication of its future performance during the term of the securities.

Selected risk considerations
The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.
Risks Relating to the Terms and Structure of the Securities
•	Your investment may result in a loss of more than 30%, and up to 100%, of your principal
•	You will not receive interest payments on the securities
•	Your yield may be lower than the yield on a standard debt security of comparable maturity
•	You will receive the Contingent Minimum Return only if the Final Index Level is greater than or equal to the Initial Index Level
•	The amount to be paid at maturity is not linked to the level of the Index at any time other than the valuation date
•	Owning the securities is not the same as owning the common stocks represented by the Index
•	The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities
•	The tax treatment of the securities is uncertain and gain on the securities may be treated as ordinary income under the constructive ownership rules
Risks Relating to the Secondary Market for the Securities
•	There may not be an active trading market for the securities
•	Many factors affect the market value of the securities
Risks Relating to the Index
•	An investment in the securities is subject to risks relating to non-U.S. companies
•	The securities will not be adjusted for changes in exchange rates
•	The Index is concentrated in the banking industry
•	Changes that affect the Index will affect the market value of the securities and the maturity payment amount
•	We have no affiliation with the sponsor of the Index and will not be responsible for any actions taken by the sponsor
•	Historical levels of the Index should not be taken as an indication of the future levels of the Index during the term of the securities
Risks Relating to the Initial Estimated Value of the Securities
•	Our initial estimated value of the securities will be less than the initial public offering price
•	The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value
•	The initial estimated value of the securities will be an estimate only, calculated as of the time the terms of the securities are set
Risks Relating to Conflicts of Interest
•	Hedging transactions may affect the return on the securities
•	Potential conflicts of interest could arise
•	The calculation agent may postpone the valuation date and, therefore, determination of the Final Index Level and the maturity date if a market disruption event occurs on the valuation date
•	There are potential conflicts of interest between you and the calculation agent

Not suitable for all investors
Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the initial public offering price per security. Royal Bank of Canada, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.
Consult your tax advisor
Investors should review carefully the accompanying preliminary pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.